SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

FEDEX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 30, 2002

To Our Stockholders:

We cordially invite you to attend the 2002 annual meeting of FedEx’s stockholders. The meeting will take place in the Auditorium at the FedEx Express World Headquarters, 3670 Hacks Cross Road, Building G, Memphis, Tennessee 38125, on Monday, September 30, 2002, at 10:00 a.m. local time. We look forward to your attendance either in person or by proxy.

The purpose of the meeting is to:

1.	Elect three directors, each for a term of three years;

2.	Approve the adoption of FedEx’s 2002 Stock Incentive Plan;

3.	Ratify the appointment of Ernst & Young LLP as FedEx’s independent auditors for fiscal year 2003;

4.	Act upon a stockholder proposal, if properly presented at the meeting; and

5.	Transact any other business that may properly come before the meeting.

Only stockholders of record at the close of business on August 5, 2002 may vote at the meeting or any postponements or adjournments of the meeting.

By order of the Board of Directors, KENNETH R. MASTERSON Secretary

August 19, 2002

Please complete, date, sign and return the accompanying proxy card or vote electronically via the Internet or by telephone. The enclosed return envelope requires no additional postage if mailed in either the United States or Canada.

If you vote on the Internet, you may elect to have next year’s proxy statement and annual report to stockholders delivered to you via the Internet. We strongly encourage you to enroll in Internet delivery. It is a cost-effective way for us to send you proxy materials and annual reports.

Your vote is very important. Please vote whether or not you plan to attend the meeting.

2002 PROXY STATEMENT

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FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120

2002 PROXY STATEMENT

The Board of Directors of FedEx is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2002 Annual Meeting of Stockholders. The meeting will take place in the Auditorium at the FedEx Express World Headquarters, 3670 Hacks Cross Road, Building G, Memphis, Tennessee 38125, on Monday, September 30, 2002, at 10:00 a.m. local time. At the meeting, stockholders will vote on the election of three directors, the adoption of FedEx’s 2002 Stock Incentive Plan, the ratification of FedEx’s independent auditors and, if properly presented at the meeting, a stockholder proposal. Stockholders also will consider any other matters that may properly come before the meeting, although we know of no other business to be presented.

By submitting your proxy (either by signing and returning the enclosed proxy card or by voting electronically on the Internet or by telephone), you authorize Kenneth R. Masterson, FedEx’s Executive Vice President, General Counsel and Secretary, and Alan B. Graf, Jr., FedEx’s Executive Vice President and Chief Financial Officer, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

FedEx’s Annual Report to Stockholders for the fiscal year ended May 31, 2002, which includes FedEx’s audited annual financial statements, accompanies this proxy statement. Although the Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending this proxy statement, form of proxy and accompanying materials to stockholders on or about August 19, 2002.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY EITHER IN THE ENCLOSED ENVELOPE, VIA THE INTERNET OR BY TELEPHONE.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, the stockholders will be asked to:

•	elect three directors, each for a term of three years;

•	approve the adoption of FedEx’s 2002 Stock Incentive Plan;

•	ratify the appointment of Ernst & Young LLP as FedEx’s independent auditors; and

•	act on a stockholder proposal, if properly presented at the meeting.

Stockholders also will transact any other business that may properly come before the meeting. Members of FedEx’s management team will be present at the meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is August 5, 2002. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. The only class of stock entitled to be voted at the meeting is FedEx’s common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 297,662,861 shares of FedEx common stock outstanding.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm (the “record holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “discretionary” items, but will not be permitted to vote your shares with respect to “non-discretionary” items. In the case of a non-discretionary item, your shares will be considered “broker non-votes” on that proposal.

As the beneficial owner of shares, you are invited to attend the annual meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a proxy form from the record holder of your shares.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

How do I vote?

1. YOU MAY VOTE BY MAIL.    If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

2. YOU MAY VOTE BY TELEPHONE OR ON THE INTERNET.    If you are a registered stockholder (that is, if you hold your stock directly and not in street name) or if your shares are held in any employee benefit plan of FedEx or its subsidiaries, you may vote by telephone or on the Internet by following the instructions included on the proxy card. If you vote by telephone or on the Internet, you do not have to mail in your proxy card. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern time on September 29, 2002.

If your shares are held in street name, you still may be able to vote your shares electronically by telephone or on the Internet. A large number of banks and brokerage firms participate in a program provided through ADP Investor Communications Services that offers telephone and Internet voting options. If your shares are held in an account at a bank or brokerage firm that participates in the ADP program, you may vote those shares electronically by telephone or on the Internet by following the instructions set forth on the voting form provided to you.

NOTE: If you vote on the Internet, you may elect to have next year’s proxy statement and annual report to stockholders delivered to you via the Internet. We strongly encourage you to enroll in Internet delivery. It is a cost-effective way for us to send you proxy materials and annual reports.

3. YOU MAY VOTE IN PERSON AT THE MEETING.    If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a proxy form from their record holder.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote:

•	by signing another proxy with a later date;

•	by voting by telephone or on the Internet (your latest telephone or Internet vote is counted); or

•	if you are a registered stockholder, by giving written notice of such revocation to the Secretary of FedEx prior to or at the meeting or by voting in person at the meeting.

Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the meeting.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and not disclosed to FedEx unless:

•	required by law;

•	you expressly request disclosure on your proxy; or

•	there is a contested election for the Board of Directors.

Who will count the votes?

FedEx’s transfer agent, EquiServe Trust Company, N.A., will tabulate and certify the votes. A representative of the transfer agent will serve as the inspector of election.

How does the Board of Directors recommend I vote on the proposals?

Your Board recommends that you vote:

•	FOR the election of the three nominees to the Board of Directors;

•	FOR the adoption of FedEx’s 2002 Stock Incentive Plan;

•	FOR the ratification of the appointment of Ernst & Young LLP as FedEx’s independent auditors; and

•	AGAINST the stockholder proposal.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of the three nominees to the Board of Directors;

•	FOR the adoption of FedEx’s 2002 Stock Incentive Plan;

•	FOR the ratification of the appointment of Ernst & Young LLP as FedEx’s independent auditors; and

•	AGAINST the stockholder proposal.

Will any other business be conducted at the meeting?

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the three nominees as directors. This means that the three nominees will be elected if they receive more affirmative votes than any other person. If you vote “Withheld” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

How many votes are required to adopt the 2002 Stock Incentive Plan?

The adoption of FedEx’s 2002 Stock Incentive Plan requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

How many votes are required to ratify the appointment of FedEx’s independent auditors?

The ratification of the appointment of Ernst & Young LLP as FedEx’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

How many votes are required to approve the stockholder proposal?

If the stockholder proposal is properly presented at the meeting, approval of the proposal requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

How will abstentions be treated?

Abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against a proposal.

How will broker non-votes be treated?

Broker non-votes will be treated as shares present for quorum purposes, but not entitled to vote, so they will not affect the outcome of any proposal.

STOCK OWNERSHIP

Directors and Executive Officers

The following table sets forth the amount of FedEx’s common stock beneficially owned by each director, each executive officer named in the Summary Compensation Table on page 15 and all directors and executive officers as a group, as of August 5, 2002. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares		Number of Option Shares(1)	Percent of Class(2)
Smith, Frederick W.	19,931,574	(3)	2,084,375	7.34%
Barksdale, James L.	14,800	(4)	24,000	*
DeNunzio, Ralph D.	16,000		56,000	*
Estrin, Judith L.	16,000		52,000	*
Garrison, F.S.	3,513,165	(5)	16,000	1.19%
Greer, Philip	74,462	(6)	56,000	*
Hyde, J.R., III	92,000	(7)	56,000	*
Jackson, Shirley A.	1,000		24,000	*
Mitchell, George J.	8,000		44,000	*
Smith, Joshua I.	1,200		20,000	*
Walsh, Paul S.	7,000		36,000	*
Willmott, Peter S.	172,690		20,000	*
Masterson, Kenneth R.	76,034	(8)	393,062	*
Graf, Alan B., Jr.	161,418	(8)	292,562	*
Glenn, T. Michael	196,912	(8)	159,062	*
Carter, Robert B.	42,796		88,266	*
All directors and executive officers as a group (16 persons)	24,325,051		3,421,327	9.22%

*	Less than 1% of FedEx’s outstanding common stock.

(1)
Reflects the number of shares that can be acquired at August 5, 2002 or within 60 days thereafter through the exercise of stock options. These shares are excluded from the column headed “Number of Shares.”

(2)	Based on 297,662,861 shares outstanding on August 5, 2002.

(3)
Includes 15,787,303 shares owned by Mr. Smith, 4,141,280 shares owned by Frederick Smith Enterprise Company, Inc. (“Enterprise”), a family holding company, and 761 shares owned by Mr. Smith’s minor children. Morgan Keegan Trust Company, F.S.B., Memphis, Tennessee, as trustee of a trust of which Mr. Smith is the lifetime beneficiary, holds 55% of Enterprise’s outstanding stock and Mr. Smith owns 45% directly. Also includes 2,230 shares held in FedEx’s retirement savings plan with respect to which Mr. Smith has voting power but no investment power. Mr. Smith’s business address is 942 South Shady Grove Road, Memphis, Tennessee 38120.

(4)	Includes 2,000 shares held in a managed account of which Mr. Barksdale is trustee and 12,800 shares held in other managed accounts.

(5)	Includes 764,457 shares owned by Mr. Garrison’s spouse. Ms. Garrison has pledged 100,000 of these shares in connection with a forward sale contract that matures on January 11, 2007.

(6)	Excludes 49,724 shares owned by members of Mr. Greer’s family, as to which shares Mr. Greer disclaims beneficial ownership.

(7)	Includes 16,000 shares owned by a family trust and members of Mr. Hyde’s family.

(8)
Includes the following shares held in FedEx’s retirement savings plan with respect to which such individuals have voting power but no investment power: Mr. Masterson — 784 shares; Mr. Graf — 416 shares; and Mr. Glenn — 532 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of FedEx and persons who own more than ten percent of FedEx’s common stock to file with the Securities and Exchange Commission initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of FedEx’s common stock. Such directors, officers and greater-than-ten-percent stockholders are required to furnish FedEx with copies of the Section 16(a) reports they file. The Securities and Exchange Commission has established specific due dates for these reports, and FedEx is required to disclose in this proxy statement any late filings or failures to file.

Based solely upon a review of the copies of the Section 16(a) reports (and any amendments thereto) furnished to FedEx and written representations from certain reporting persons that no additional reports were required, FedEx believes that its directors, reporting officers and greater-than-ten-percent stockholders complied with all these filing requirements for the fiscal year ended May 31, 2002, except Philip Greer, who inadvertently filed a late Form 4 reporting the sale by a foundation during the 2002 fiscal year of 4,000 shares of FedEx common stock donated to the foundation by Mr. Greer and a one-day late Form 5 reporting a stock option grant.

Significant Stockholders

The following table lists certain persons known by FedEx to own beneficially, as of March 31, 2002, more than five percent of FedEx’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
PRIMECAP Management Company	23,357,771	(1)	7.8%
225 South Lake Avenue, Suite 400 Pasadena, California 91101-3005

Southeastern Asset Management, Inc.	17,871,813	(2)	6.0%
6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119

(1)
PRIMECAP Management Company, a registered investment adviser, has sole voting power over 4,031,771 shares and sole investment power over all 23,357,771 shares. Of those shares, 15,896,000 shares, or 5.3% of the outstanding shares of FedEx’s common stock, are held by the Vanguard PRIMECAP Fund, a registered investment company, which is managed by PRIMECAP. The Vanguard PRIMECAP Fund, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, has sole voting power over the 15,896,000 shares.

(2)
Southeastern Asset Management, Inc., a registered investment adviser, (i) has sole voting power over 9,988,213 shares, (ii) has shared voting and investment power over 5,615,000 shares owned by Longleaf Partners Fund, a series of Longleaf Partners Fund Trust, a registered open-end management investment company, and (iii) has sole investment power over 12,232,947 shares. Southeastern has no voting power with respect to 2,268,600 shares and no investment power with respect to 23,866 shares (these figures do not include 332,000 shares held by completely non-discretionary accounts over which Southeastern has neither voting nor investment power and for which it disclaims beneficial ownership). Mr. O. Mason Hawkins, Chairman of the Board and Chief Executive Officer of Southeastern, disclaims beneficial ownership of all the shares in the event he could be deemed a controlling person of Southeastern as a result of his official positions with Southeastern or his ownership of its voting securities. Mr. Hawkins expressly disclaims the existence of such control.

PROPOSAL 1 — ELECTION OF DIRECTORS

Current Nominees

The Board of Directors currently consists of twelve directors divided into three classes (Class I, Class II and Class III). Directors in each class are elected to serve for three-year terms that expire in successive years. The terms of the Class I directors will expire at the upcoming annual meeting. The Board of Directors has nominated James L. Barksdale, Paul S. Walsh and Peter S. Willmott for election as Class I directors for three-year terms expiring at the annual meeting of stockholders to be held in 2005 and until their successors are elected and qualified. Each nominee currently serves as a Class I director.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the three nominees as directors. This means that the three nominees will be elected if they receive more affirmative votes than any other person.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES.

The following table sets forth, with respect to each nominee, his name, age, principal occupation and employment during the past five years, the year in which he first became a director of FedEx (or its predecessor Federal Express Corporation) and directorships held in other public companies.

NOMINEES FOR ELECTION AS
CLASS I DIRECTORS FOR A THREE-YEAR
TERM EXPIRING AT THE 2005 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships
James L. Barksdale 1999	59
President and Chief Executive Officer, Barksdale Management Corporation, a philanthropic investment company, since April 1999; Managing Partner, The Barksdale Group, a venture capital firm, since April 1999; President and Chief Executive Officer of Netscape Communications Corporation, a provider of software, services and Web site resources to Internet users, from January 1995 to March 1999; Executive Vice President and Chief Operating Officer of Federal Express Corporation from April 1983 to January 1992; Director of Federal Express Corporation from April 1983 to October 1991; Senior Vice President-Data Systems of Federal Express Corporation from February 1979 to April 1983. Director, AOL Time Warner Inc. and Sun Microsystems, Inc.

Paul S. Walsh 1996	47
Group Chief Executive Officer of Diageo plc, a consumer food and beverage company, since September 2000; Group Chief Operating Officer of Diageo plc from January 2000 to September 2000; Chairman, President and Chief Executive Officer of The Pillsbury Company, a wholly owned subsidiary of Diageo plc, from April 1996 to January 2000; Chief Executive Officer of The Pillsbury Company from January 1992 to April 1996. Director, Diageo plc and General Mills, Inc.

Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships
Peter S. Willmott 1974	65
Chairman and Chief Executive Officer of Willmott Services, Inc., a retail and consulting firm, since June 1989; Chief Executive Officer and President of Zenith Electronics Corporation, an electronics manufacturing company, from July 1996 to January 1998 (Zenith Electronics Corporation filed for reorganization in federal bankruptcy court in August 1999); President and Chief Operating Officer of Federal Express Corporation from September 1980 to May 1983; Executive Vice President of Federal Express Corporation from 1977 to 1980; Senior Vice President-Finance and Administration of Federal Express Corporation from 1974 to 1977.

Continuing Directors

The terms of FedEx’s four Class II directors expire at the annual meeting of stockholders to be held in 2003. The terms of FedEx’s five Class III directors expire at the annual meeting of stockholders to be held in 2004. The following tables set forth, with respect to each Class II and Class III director, his or her name, age, principal occupation and employment during the past five years, the year in which he or she first became a director of FedEx (or its predecessor Federal Express Corporation) and directorships held in other public companies.

CLASS II DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2003 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships
Ralph D. DeNunzio 1981	70	President of Harbor Point Associates, Inc., a private investment and consulting firm, since October 1987. Director, Harris Corporation and NIKE, Inc.

F.S. Garrison 2001	68
Chairman Emeritus and Founder of American Freightways, Inc., a less-than-truckload freight carrier and indirect wholly owned subsidiary of FedEx (American Freightways, Inc. is now known as FedEx Freight East, Inc.), since February 2001; Chairman of American Freightways Corporation from October 1982 to February 2001; Chief Executive Officer of American Freightways Corporation from October 1982 to July 2000; President of American Freightways Corporation from October 1982 to July 1999. Director, Energizer Holdings, Inc.

George J. Mitchell 1995	68
Chairman of Verner, Liipfert, Bernhard, McPherson and Hand, a law firm, since November 2001; Special Counsel to that law firm from January 1995 to November 2001; Member of the United States Senate from May 1980 to January 1995. Director, Casella Waste Systems, Inc., MPS Group, Inc., Staples, Inc., Starwood Hotels & Resorts Worldwide, Inc., The Walt Disney Company and Xerox Corporation (Senator Mitchell’s term as a director of Xerox Corporation expires in September 2002 and he will not stand for reelection).

Joshua I. Smith 1989	61
Chairman and Managing Partner, Coaching Group, LLC, a consulting firm, since June 1998; Vice Chairman and President of iGate, Inc., a broadband networking company, from June 2000 to June 2001; Chairman, President and Chief Executive Officer of The MAXIMA Corporation, an information and data processing firm, from February 1978 to June 1998 (The MAXIMA Corporation filed for reorganization in federal bankruptcy court in June 1998). Director, The Allstate Corporation, CardioComm Solutions Inc. and Caterpillar Inc.

CLASS III DIRECTORS CONTINUING IN OFFICE
WHOSE TERMS EXPIRE AT THE 2004 ANNUAL MEETING

Director, Year First Elected as Director	Age	Principal Occupation, Business and Directorships
Judith L. Estrin 1989	47
President and Chief Executive Officer of Packet Design Management Company, LLC, an Internet technology company, since May 2000; Senior Vice President and Chief Technology Officer of Cisco Systems, Inc., a networking systems company, from April 1998 to April 2000; President and Chief Executive Officer of Precept Software, Inc., a computer software company, from March 1995 to April 1998. Director, Sun Microsystems, Inc. and The Walt Disney Company.

Philip Greer 1974	66
Managing Director, Greer Family Consulting and Investments, LLC, an investment management firm, since April 2002; Senior Managing Director of Weiss, Peck & Greer, L.L.C., an investment management firm, from 1995 to April 2002; General Partner of Weiss, Peck & Greer from 1970 to 1995. Director, Blyth, Inc. and The Robert Mondavi Corporation.

J.R. Hyde, III 1977	59
Chairman of GTx, Inc., a privately-held biopharmaceutical company specializing in men’s health, since March 2001; Chairman of Pittco Management, LLC, an investment management company, since January 1998; President of Pittco, Inc., an investment company, since April 1989; Chairman of AutoZone, Inc., an auto parts retail chain, from May 1986 to March 1997; Chief Executive Officer of AutoZone, Inc. from May 1986 to December 1996. Director, AutoZone, Inc.

Shirley A. Jackson 1999	56
President of Rensselaer Polytechnic Institute, a technological university, since July 1999; Chairwoman and Commissioner of the United States Nuclear Regulatory Commission from July 1995 to June 1999; Commissioner of the United States Nuclear Regulatory Commission from May 1995 to July 1995. Director, Albany Molecular Research, Inc., AT&T Corp., KeyCorp, Marathon Oil Corporation, Medtronic, Inc., Public Service Enterprise Group Incorporated, Sealed Air Corporation and United States Steel Corporation.

Frederick W. Smith 1971	57
Chairman, President and Chief Executive Officer of FedEx since January 1998; Chairman of Federal Express Corporation since 1975; Chairman, President and Chief Executive Officer of Federal Express Corporation from 1983 to January 1998; Chief Executive Officer of Federal Express Corporation from 1977 to January 1998; President of Federal Express Corporation from 1971 to 1975.

MEETINGS AND COMMITTEES

Meetings

The Board of Directors held nine meetings during fiscal 2002. Each director attended at least 75% of the meetings of the Board and any committees on which he or she served.

Committees

The Board of Directors has an Audit Committee, a Compensation Committee, an Information Technology Oversight Committee and a Nominating & Governance Committee. The Nominating & Governance Committee was established in July 2002. Committee memberships are as follows:

Audit Committee	Information Technology Oversight Committee
Philip Greer (Chairman)	Judith L. Estrin (Chairwoman)
Joshua I. Smith	James L. Barksdale
Peter S. Willmott	Shirley A. Jackson

Compensation Committee	Nominating & Governance Committee
Ralph D. DeNunzio (Chairman)	Peter S. Willmott (Chairman)
F.S. Garrison	Shirley A. Jackson
J.R. Hyde, III	George J. Mitchell
Paul S. Walsh

The Audit Committee, which held thirteen meetings during fiscal 2002, performs the following functions:

•	reviews FedEx’s financial reporting process on behalf of the Board of Directors;

•	reviews the adequacy and quality of FedEx’s accounting and internal control systems;

•	oversees the entire audit function, both internal and independent; and

•	provides an effective communication link between the auditors (internal and independent) and the Board of Directors.

The members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange. In July 2002, Senator Mitchell resigned his position on the Audit Committee, and the Board of Directors appointed Senator Mitchell to the Nominating & Governance Committee.

The Compensation Committee, which held seven meetings during fiscal 2002, performs the following functions:

•	determines the salaries, bonuses and other remuneration and terms and conditions of employment of the officers of FedEx;

•	supervises the administration of FedEx’s stock incentive and restricted stock plans;

•	oversees the administration of employee benefit plans covering FedEx employees generally; and

•	makes recommendations to the Board of Directors with respect to FedEx’s compensation policies.

The Information Technology Oversight Committee, which held five meetings during fiscal 2002, performs the following functions:

•	reviews and oversees significant information technology related matters;

•	oversees major information technology related projects and technology architecture decisions; and

•	makes recommendations to the Board of Directors with respect to FedEx’s information technology strategies and investments.

The newly created Nominating & Governance Committee will perform the following functions:

•	identify individuals qualified to become members of the Board of Directors;

•	recommend to the Board director nominees to be proposed for election at the annual meeting of stockholders;

•	recommend to the Board directors for appointment to Board committees; and

•	review and report to the Board of Directors on a periodic basis with regard to matters of corporate governance.

The Nominating & Governance Committee will consider director nominees proposed by stockholders. To recommend a prospective director nominee for the Nominating & Governance Committee’s consideration, you may submit the candidate’s name, qualifications and other relevant biographical information in writing to FedEx Corporation, Attention: Corporate Secretary, 942 South Shady Grove Road, Memphis, Tennessee 38120.

In July 2002, the non-employee members of the Board of Directors appointed Mr. Willmott to preside over meetings of the non-employee directors.

DIRECTORS’ COMPENSATION

For fiscal 2003, non-employee (outside) directors will be paid:

•	a quarterly retainer of $10,000;

•	$2,000 for each Board meeting attended; and

•	$1,200 for each committee meeting attended.

Committee chairpersons will be paid an additional annual fee of $8,000. Outside directors also will receive an option under FedEx’s 1997 Stock Incentive Plan, as amended, for 8,000 shares of common stock on the date of the 2002 annual meeting. Mr. Smith, the only director who is also a FedEx employee, receives no additional compensation for serving as a director.

At its July 1997 meeting, the Board of Directors of Federal Express Corporation (FedEx’s predecessor) voted to freeze the Retirement Plan for Outside Directors (that is, no further benefits would be earned under this plan). This plan is unfunded and any benefits under the plan are payable out of the assets of FedEx as a general, unsecured obligation of FedEx.

Concurrent with the freeze, the Board amended the plan to accelerate the vesting of the benefits for each outside director who was not yet vested under the plan. In general, each outside director is entitled to a retirement benefit beginning as of the first day of the fiscal quarter of FedEx next following the date of termination of his or her directorship or the date such director attains age 60, whichever is later. The benefit is an annual amount, payable as a lump-sum distribution or in quarterly installments for no less than ten years and no more than fifteen years depending on years of service, equal to 10% for each year of service up to 100% of the annual retainer fee being paid to the outside director at the time the plan was frozen. Each outside director then serving on the Board who was not yet vested (two directors) will now receive a benefit equal to 10% for each year of service up to the date the plan was frozen. The remaining outside directors will receive their benefits based on their years of service and annual retainer at the time the plan was frozen. Once all benefits are paid from the plan, it will be terminated.

The Board has established a policy that a director must retire immediately before FedEx’s annual meeting of stockholders during the calendar year in which the director attains age 72.

The Board of Directors has adopted a guideline for stock ownership by establishing a goal that each outside director own shares in FedEx valued at five times the annual retainer fee. Based on the closing price of FedEx’s common stock on August 5, 2002, this goal represents approximately 4,455 shares. Vested stock options are not counted as stock ownership under the guideline. Nine of FedEx’s outside directors own sufficient shares to comply with the guideline. The Board believes significant stock ownership by outside directors further aligns their interests with the interests of FedEx’s stockholders.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded to, earned by or paid to FedEx’s chief executive officer and its four other most highly compensated executive officers for services rendered in all capacities during the fiscal years ended May 31, 2002, 2001 and 2000.

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)(1)	Shares Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)(2)
Frederick W. Smith Chairman, President and Chief Executive Officer	2002 2001 2000	1,150,008 1,143,758 1,093,754	1,317,985 940,827 1,048,000	284,990(3) 236,106(3) 304,098(3)	— — —	437,500 300,000 300,000	— — 2,000,000	— 32,335 52,569

Kenneth R. Masterson Executive Vice President, General Counsel and Secretary	2002 2001 2000	685,668 670,380 629,708	375,527 327,985(4) 384,725	259,509(5) 233,198(5) 460,818(5)	361,800 322,000 622,406	56,250 40,000 50,000	— — 945,750	500 14,784 28,830

Alan B. Graf, Jr. Executive Vice President and Chief Financial Officer	2002 2001 2000	644,544 631,673 596,157	349,327 303,031(4) 363,762	259,509(5) 297,750(5) 460,818(5)	361,800 322,000 622,406	56,250 40,000 50,000	— — 933,075	500 13,996 27,191

T. Michael Glenn Executive Vice President, Market Development and Corporate Communications	2002 2001 2000	600,516 589,184 527,289	301,483 257,635(4) 329,668	259,509(5) 233,198(5) 460,818(5)	361,800 322,000 622,406	56,250 40,000 50,000	— — 831,250	500 12,900 23,502

Robert B. Carter(6) Executive Vice President and Chief Information Officer	2002 2001	513,810 468,398	273,254 308,738(4)	314,341(5) 233,198(5)	361,800 322,000	56,250 40,000	— —	500 8,559

(1)
The amounts in the table represent the closing market value of the shares awarded at the date of grant. At May 31, 2002, the number and value of the aggregate restricted stock holdings of the named executive officers were as follows:

Name	Number of Shares Held	Value ($)
F.W. Smith	—	—
K.R. Masterson	21,500	1,159,925
A.B. Graf, Jr.	21,500	1,159,925
T.M. Glenn	21,500	1,159,925
R.B. Carter	19,000	1,025,050

•
The restrictions on the shares awarded to Messrs. Masterson, Graf and Glenn lapse ratably over four years after the date of award with respect to 4,000 shares granted in July 1999, 2,500 shares granted in March 2000, 6,000 shares granted in July 2000 and 9,000 shares granted in August 2001.

•
The restrictions on the shares awarded to Mr. Carter lapse ratably over four years after the date of award with respect to 2,000 shares granted in July 1998, 2,000 shares granted in July 1999, 6,000 shares granted in July 2000 and 9,000 shares granted in August 2001.

Holders of restricted shares are entitled to receive any dividends declared on such shares.

(2)
The amounts shown for 2002 represent FedEx’s matching contribution for contributions made by the named executive officers to the FedEx 401(k) plan. The amounts shown for 2001 represent cash payments to the named executive officers under the Federal Express Corporation Profit

Sharing Plan, in which FedEx participated, and a $500 matching contribution under the FedEx 401(k) plan to each named executive officer other than Mr. Smith. The amounts shown for 2000 represent a $500 matching contribution under the FedEx 401(k) plan to each named executive officer other than Mr. Smith and cash payments and contributions under the Federal Express Corporation Profit Sharing Plan.

(3)
Of the amounts shown for 2002, 2001 and 2000, $171,991, $150,120 and $177,359, respectively, represent personal use of corporate aircraft treated as taxable income to Mr. Smith. Of the amounts shown for 2002, 2001 and 2000, $89,839, $64,497 and $116,428, respectively, are for financial counseling. Amounts relating to personal use of corporate aircraft and financial counseling are based on Mr. Smith’s Form W-2 for the immediately preceding calendar year.

(4)
The amounts shown for Messrs. Masterson, Graf and Glenn in 2001 represent annual performance bonuses received under FedEx’s annual performance bonus plan and special recognition bonuses. The amount shown for Mr. Carter in 2001 represents an annual performance bonus, a special recognition bonus and a bonus received for promotion.

(5)
The amounts shown for Messrs. Masterson, Graf, Glenn and Carter in 2002 include $259,509 of tax reimbursements related to restricted stock awards. The amount shown for Mr. Carter in 2002 also includes $16,256 for personal use of corporate aircraft, which is treated as taxable income to Mr. Carter, and $29,356 for financial counseling. The amounts shown for Messrs. Masterson, Graf, Glenn and Carter in 2001 include $233,198 of tax reimbursements related to restricted stock awards. The amount shown for Mr. Graf in 2001 also includes $46,187 for personal use of corporate aircraft, which is treated as taxable income to Mr. Graf. The amounts shown for Messrs. Masterson, Graf and Glenn in 2000 represent tax reimbursements related to restricted stock awards. Amounts relating to personal use of corporate aircraft and financial counseling are based on such executive officer’s Form W-2 for the immediately preceding calendar year.

(6)	Mr. Carter became an executive officer of FedEx on June 1, 2000.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding stock option grants under FedEx’s Stock Incentive Plans made during the fiscal year ended May 31, 2002 to the named executive officers. The amounts shown for each named executive officer as potential realizable values are based entirely on assumed annualized rates of stock price appreciation of five percent and ten percent over the full ten-year term of the options. These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon overall stock market conditions and FedEx’s future performance and prospects. Consequently, there can be no assurance that the potential realizable values shown in this table will be achieved.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Shares Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)*	Expiration Date	5% ($)	10% ($)
F.W. Smith	437,500	11.12	40.49	06/01/11	11,140,475	28,232,152
K.R. Masterson	56,250	1.43	40.49	06/01/11	1,432,347	3,629,848
A.B. Graf, Jr.	56,250	1.43	40.49	06/01/11	1,432,347	3,629,848
T.M. Glenn	56,250	1.43	40.49	06/01/11	1,432,347	3,629,848
R.B. Carter	56,250	1.43	40.49	06/01/11	1,432,347	3,629,848

*
The exercise price of the options granted to the individuals shown above was the fair market value of FedEx’s common stock (the mean between the high and low prices of the stock on the New York Stock Exchange) at the date of grant. The options granted are subject to a vesting schedule as follows: 25% after one year from date of grant; 50% after two years; 75% after three years; and 100% after four years. The options may not be transferred in any manner other than by will or the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. During fiscal 2002, options for a total of 3,935,098 shares were granted to various employees of FedEx and its subsidiaries.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

The following table sets forth for each named executive officer certain information about stock options exercised during the fiscal year ended May 31, 2002 and unexercised stock options held at the end of the fiscal year. The value realized upon exercise of an option is the difference between the exercise price of the option and the fair market value of FedEx’s common stock (the mean between the high and low prices of the stock on the New York Stock Exchange) on the exercise date. The value of an unexercised in-the-money option at fiscal year-end is the difference between its exercise price and the fair market value of FedEx’s common stock on May 31, 2002. The value of unexercised in-the-money options, unlike the amounts set forth in the column “Value Realized,” has not been, and may never be, realized. Such options have not been, and may never be, exercised. The actual gain, if any, on exercise will depend on the value of FedEx’s common stock on the date of exercise. An option is “in-the-money” if the fair market value of FedEx’s common stock exceeds the exercise price of the option. An option is “unexercisable” if it has not yet vested.

	Shares Acquired on	Value	Number of Shares Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
F.W. Smith	—	—	1,690,000	947,500	44,196,590	13,377,195
K.R. Masterson	7,200	274,816	346,500	123,750	11,006,787	1,651,376
A.B. Graf, Jr.	40,000	1,432,748	223,500	168,750	6,401,477	3,217,205
T.M. Glenn	22,108	789,239	92,500	163,750	1,770,578	3,043,224
R.B. Carter	6,500	187,760	56,204	112,250	1,330,393	1,944,734

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

In 2000, the Compensation Committee established a long-term performance bonus plan to provide a long-term cash bonus opportunity to members of upper management, including executive officers, at the conclusion of fiscal year 2002 if FedEx achieved certain earnings-per-share targets established by the Compensation Committee with respect to the three-fiscal-year period 2000 through 2002. No bonuses were awarded in fiscal 2002 to upper management, including executive officers, under the long-term plan because of below-plan performance for the three-fiscal-year period.

The Compensation Committee has established long-term performance bonus plans for the three-fiscal-year periods 2001 through 2003, 2002 through 2004 and 2003 through 2005, providing bonus opportunities for 2003, 2004 and 2005, respectively, if certain earnings-per-share targets are achieved with respect to those periods. No amounts can be earned for the 2001 through 2003, 2002 through 2004 and 2003 through 2005 plans until 2003, 2004 and 2005, respectively, because achievement of the earnings-per-share objectives can only be determined following the conclusion of the applicable three-fiscal-year period. The following table sets forth estimates of the possible future payouts to each of the named executive officers under FedEx’s long-term performance bonus plans.

	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name		Threshold ($)	Target ($)	Maximum ($)
F.W. Smith	5/31/03	750,000	1,500,000	2,250,000
	5/31/04	375,000	1,500,000	2,250,000
	5/31/05	500,000	2,000,000	3,000,000

K.R. Masterson	5/31/03	375,000	750,000	1,125,000
	5/31/04	187,500	750,000	1,125,000
	5/31/05	187,500	750,000	1,125,000

A.B. Graf, Jr.	5/31/03	375,000	750,000	1,125,000
	5/31/04	187,500	750,000	1,125,000
	5/31/05	187,500	750,000	1,125,000

T.M. Glenn	5/31/03	375,000	750,000	1,125,000
	5/31/04	187,500	750,000	1,125,000
	5/31/05	187,500	750,000	1,125,000

R.B. Carter	5/31/03	375,000	750,000	1,125,000
	5/31/04	187,500	750,000	1,125,000
	5/31/05	187,500	750,000	1,125,000

Under the 2001 through 2003 long-term performance bonus plan, which provides a bonus opportunity for fiscal 2003, the average percentage of an individual’s achievement of individual objectives under FedEx’s annual performance bonus plan (which is discussed on page 21) for the three-fiscal-year period will be used as an individual performance measure when calculating individual bonuses, except for Mr. Smith whose individual performance measure will be determined by the Compensation Committee. No individual performance measure will be used to calculate individual bonuses under the 2002 through 2004 and 2003 through 2005 long-term performance bonus plans. The estimated individual future payouts set forth in the table above are set dollar amounts ranging from threshold amounts if the objectives are minimally achieved, up to maximum amounts if the plan targets are substantially exceeded. With respect to the 2001 through 2003 plan, individual bonuses may be adjusted downward if the individual’s average individual achievement percentage is less than 100% for the three-fiscal-year period of the plan. There can be no assurance that the estimated future payouts shown in this table will be achieved.

PENSION PLAN TABLE

The following table shows the estimated annual pension benefits payable to participants upon retirement on a single life annuity basis in specified remuneration classes and years of credited service under the FedEx Corporation Employees’ Pension Plan and the Federal Express Corporation Retirement Parity Pension Plan, which provides 100% of the benefit that would otherwise be denied certain participants by reason of Internal Revenue Code limitations on qualified plan benefits. These plans provide for a maximum of 25 years of credited service for purposes of benefit accrual. Additional benefits are not paid for in excess of 25 years of credited service. The benefits listed in the table are not subject to any reduction for Social Security or other offset amounts.

	Years of Service
Remuneration	10	15	20	25	30
$ 700,000	$140,000	$210,000	$280,000	$350,000	$350,000
800,000	160,000	240,000	320,000	400,000	400,000
900,000	180,000	270,000	360,000	450,000	450,000
1,000,000	200,000	300,000	400,000	500,000	500,000
1,100,000	220,000	330,000	440,000	550,000	550,000
1,200,000	240,000	360,000	480,000	600,000	600,000
2,100,000	420,000	630,000	840,000	1,050,000	1,050,000
2,200,000	440,000	660,000	880,000	1,100,000	1,100,000
2,500,000	500,000	750,000	1,000,000	1,250,000	1,250,000
2,600,000	520,000	780,000	1,040,000	1,300,000	1,300,000
3,000,000	600,000	900,000	1,200,000	1,500,000	1,500,000

The remuneration specified in the Pension Plan Table includes “Salary” and “Bonus” as reported in the Summary Compensation Table on page 15. Because the covered compensation for the named executive officers is the average of the three calendar years of highest earnings during employment, the amount differs from that set forth in the Summary Compensation Table and is stated below, together with the years of credited service achieved to date.

Name	Covered Compensation	Years of Service
F.W. Smith	$2,156,032	30
K.R. Masterson	1,137,188	22
A.B. Graf, Jr.	1,046,653	22
T.M. Glenn	925,297	21
R.B. Carter	606,999	9

REPORT ON EXECUTIVE COMPENSATION OF THE
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The compensation of FedEx’s executives comprises three basic components: base salary; annual and long-term performance bonus plans; and long-term equity incentives. The Compensation Committee of the Board of Directors determines the compensation of the executive officers of FedEx, approves the objectives for the annual and long-term performance bonus plans, establishes the funding of the plans, determines the awards of long-term equity incentives and the individuals to whom such awards are made, and recommends to the Board of Directors the compensation of the chief executive officer.

Base Salary.    The establishment of competitive base compensation for FedEx’s executive officers is the primary objective in setting base salaries. The starting point for this process is to determine the relative importance of an executive officer’s position, the extent of accountability of the position and the skills required to perform the duties of the position. The Compensation Committee believes that general industry is an appropriate comparison category in determining competitive compensation because FedEx’s executives can be recruited from, and by, businesses outside FedEx’s industry peer group. In its fiscal 2002 executive compensation review, the Compensation Committee considered compensation survey information published by two major consulting firms of other companies available from a group of companies in general industry with annual sales in excess of $10 billion. Base salaries for FedEx executives, including Mr. Smith, are generally targeted at the 75th percentile of base salaries for comparable positions in the comparison surveys mentioned above.

None of the factors mentioned above is given any particular weight in determining base compensation. Other factors also may influence such determination, such as the relative extent of an individual’s experience or a desire to retain a valuable executive. Mr. Smith’s base salary was not increased in fiscal 2002 and was slightly below the market median of base salaries of chief executive officers in the comparison surveys.

Performance Bonus Plans.    Annual bonus targets are established as a percentage of pay based on pay level. If both the individual and plan objectives are achieved, the annual bonus plan is designed to produce a bonus ranging, on a sliding scale, from a threshold amount if the plan objectives are minimally achieved up to a maximum amount if such objectives are substantially exceeded. Total annual salary and bonus for executive officers (assuming achievement of all individual and corporate objectives) is designed to range from less than the 50th up to the 75th percentile of total annual salary and bonus for comparable positions in the comparison surveys.

Mr. Smith’s annual bonus is determined by whether corporate business plan objectives are met or exceeded. If such objectives are met, the Compensation Committee determines and recommends to the Board of Directors a bonus that, when combined with base salary, may be up to the 75th percentile of total annual salary and bonus for chief executive officers in the comparison surveys discussed above under Base Salary. Mr. Smith received an annual bonus of $1,317,985 for fiscal 2002, which, together with his base salary, was below the 75th percentile of total annual salary and bonus for chief executive officers in the comparison surveys discussed above under Base Salary.

In 2000, the Compensation Committee established a long-term performance bonus plan to provide a long-term cash bonus opportunity to members of upper management, including executive officers, at the conclusion of fiscal 2002 if FedEx achieved certain earnings-per-share targets established by the Compensation Committee with respect to the three-fiscal-year period 2000 through 2002. No bonuses were awarded in fiscal 2002 to upper management, including executive officers, under the long-term plan because of below-plan performance for the three-fiscal-year period.

The Compensation Committee has established long-term performance bonus plans for the three-fiscal-year periods 2001 through 2003, 2002 through 2004 and 2003 through 2005, providing bonus opportunities for fiscal 2003, 2004 and 2005, respectively, if certain earnings-per-share targets are achieved with respect to those periods. The Long-Term Incentive Plans table on page 19 sets forth the estimated future payouts to the named executive officers under these plans if the three-fiscal-year earnings-per-share objectives are achieved.

Long-Term Equity Incentives.    Under the terms of FedEx’s Stock Incentive Plans, FedEx may grant options to key employees (as determined by the Compensation Committee) to purchase such number of shares of FedEx common stock as is determined by the Compensation Committee. In fiscal 2002, stock options were granted as long-term incentives to certain key employees of FedEx, including executive officers, under certain of the plans.

Under the terms of FedEx’s Restricted Stock Plans, FedEx may award restricted stock to key employees, including executive officers, as determined by the Compensation Committee. In fiscal 2002, 329,500 shares of restricted stock were awarded.

In determining the number of option shares and shares of restricted stock to award to executive officers, the Compensation Committee generally considers the respective officer’s senior officer status. Other factors that influence the Compensation Committee’s determination with respect to the number of option shares and shares of restricted stock awarded are the promotion of an individual to a higher position, a desire to retain a valued executive, a desire to recognize a particular officer’s contribution to FedEx and the number of shares then available for award. The stock option holdings of an individual at the time of an option grant are generally not considered in determining the size of a grant to that individual.

The Compensation Committee generally designs the total annual base salary, bonus (assuming achievement of all individual and corporate objectives) and equity compensation (stock option grants and restricted stock awards) of executive officers to be comparable with the 75th percentile of total annual salary, bonus and equity compensation for comparable positions in the comparison surveys discussed above under Base Salary.

Tax Deductibility.    Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation for the chief executive officer and the four other highest-paid executive officers to $1,000,000 per year, unless certain requirements are met. FedEx designs certain compensation plans and programs to ensure full deductibility. The Compensation Committee believes, however, that the interests of the stockholders are best served by not restricting the Compensation Committee’s discretion in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Because FedEx’s Stock Incentive Plans comply with Section 162(m), compensation recognized by the five highest-paid executive officers under these plans will qualify for appropriate tax deductions. FedEx’s annual and long-term performance bonus plans and its Restricted Stock Plans do not meet all of the conditions for qualification under Section 162(m). Therefore, compensation received under these plans will be subject to the $1,000,000 deductibility limit.

Compensation Committee Members
Ralph D. DeNunzio – Chairman
F.S. Garrison
J.R. Hyde, III
Paul S. Walsh

CHANGE-IN-CONTROL ARRANGEMENTS

Stock Incentive and Restricted Stock Plans

FedEx’s Stock Incentive Plans provide that, in the event of a change in control (as defined in the plans), each holder of an unexpired option under any of the plans has the right to exercise such option without regard to the date such option would first be exercisable, except that, under certain of the plans, no option may be exercised less than six months from the date of grant. This right continues, with respect to holders whose employment with FedEx terminates following a change in control, for a period of twelve months after such termination or until the option’s expiration date, whichever is sooner.

FedEx’s Restricted Stock Plans provide that, in the event of a change in control (as defined in the plans), the restricted shares will be canceled and FedEx shall make a cash payment to each holder in an amount equal to the product of the highest price per share received by the holders of FedEx’s common stock in connection with the change in control multiplied by the number of restricted shares held.

Management Retention Agreements

FedEx has entered into Management Retention Agreements (“MRAs”) with certain senior officers of FedEx and its subsidiaries, including the named executive officers. The purpose of the MRAs is to secure the executives’ continued services in the event of any threat or occurrence of a change of control (as defined in the MRAs). The terms and conditions of the MRAs with the named executive officers are summarized below.

Term.    The MRAs renew annually for consecutive two-year terms, unless FedEx gives six months’ prior notice that the agreements will not be extended. The non-extension notices may not be given at any time when the Board of Directors has knowledge that any person has taken steps reasonably calculated to effect a change of control of FedEx.

Employment Period.    Upon a change of control, the MRA immediately establishes a three-year employment agreement with the executive officer. During the employment period, the officer’s position (including status, title, authority, duties and responsibilities) may not be diminished. The officer’s position is considered diminished if FedEx becomes a subsidiary of another company or if another company acquires all or substantially all of FedEx’s assets, unless the parent or successor assumes all of FedEx’s obligations under the MRA and the officer assumes a position with the parent or successor commensurate with his former position.

Compensation.    During the three-year employment period, the executive officer receives base salary (no less than his highest base salary over the twelve-month period prior to the change of control), annual bonus (no less than his average bonus over the three-year period prior to the change of control), incentive, savings and retirement plan benefits, expense reimbursement, fringe benefits, office and staff support, welfare plan benefits and vacation benefits. These benefits must be no less than the benefits the officer had during the 90-day period immediately prior to the change of control.

Termination.    The MRA terminates immediately upon the executive officer’s death. FedEx may terminate the MRA for disability if the disability is determined to be total after 26 weeks. Once disability is established, the officer receives 180 days’ prior notice of termination. FedEx also may terminate the officer’s MRA for “cause.”

Benefits for Qualifying Terminations.    A “Qualifying Termination” is a termination by FedEx other than for cause, disability or death, by the officer “for good reason” (principally relating to assignment of duties inconsistent with the officer’s position and reductions in compensation) or by the officer for any reason during the thirty-day period beginning with the first anniversary date of the change of control.

In the event of a Qualifying Termination, the executive officer will receive: (1) a lump sum cash payment equal to three times his annual compensation, which includes his base salary, target annual bonus, target long-term incentive compensation, and company matching contributions to various benefit plans; and (2) a lump sum cash payment equal to the actuarial present value at termination of the amount required to be contributed by FedEx to fund the benefits to the officer under FedEx’s pension and parity plans based on an additional 36 months of base salary and target annual bonus and an additional 36 months of age and service, or, if greater, the number of additional months of age and service necessary to provide the officer with 25 years of service and an attained age of 60 under the plans.

For a period ending on the earliest of: (i) 36 months following the termination date, (ii) the commencement of equivalent benefits from a new employer, or (iii) the date on which the executive officer reaches age 60, FedEx agrees to keep in force each plan and policy providing medical, accidental death, disability and life coverage to the officer and his dependents with the same level of coverage and the same terms as each policy and plan in effect immediately prior to the termination date.

FedEx agrees to pay any taxes incurred by the officer for any payment, distribution or other benefit (including any acceleration of vesting of any benefit) received or deemed received by the officer from FedEx that triggers certain excise taxes.

In exchange for these benefits, the executive officer has agreed that, for the one-year period following his termination, he will not own, manage, operate, control or be employed by any enterprise that competes with FedEx or any of its affiliates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Management

Pursuant to the provisions of FedEx’s Stock Incentive Plans, FedEx has made interest-free demand loans to Robert B. Carter and T. Michael Glenn, Executive Vice Presidents of FedEx, to assist them in exercising non-qualified stock options and paying any tax liability associated with such exercises. The loans are fully secured by common stock of FedEx. The loans are repayable on demand and in any event prior to the termination of employment. The highest balances of the loans for the period June 1, 2001 through August 5, 2002 were $5,254,959 for Mr. Glenn and $539,710 for Mr. Carter. The loan balances as of August 5, 2002 were $3,935,208 for Mr. Glenn and $353,867 for Mr. Carter.

As a result of recent legislation, FedEx has ceased providing any loans in connection with the exercise of stock options.

Compensation Committee Interlocks and Insider Participation and Transactions with Management and Others

During fiscal 2002, Ralph D. DeNunzio, F.S. Garrison, J.R. Hyde, III and Paul S. Walsh served as members of the Compensation Committee. On February 9, 2001, FedEx completed its acquisition of American Freightways, Inc. (now known as FedEx Freight East, Inc.). Mr. Garrison is the founder of American Freightways and was an officer of American Freightways prior to this date. Mr. Garrison has not been an officer of FedEx or any of its subsidiaries since the completion of the acquisition.

Mr. Hyde and his wife together own approximately 13% of HOOPS, L.P. (“HOOPS”), the owner of the NBA Memphis Grizzlies professional basketball team. Mr. Hyde, through one of his companies, also is the general partner of the minority limited partner of HOOPS. During fiscal 2002, FedEx entered into a multi-year, $90 million naming rights agreement with HOOPS. Under this agreement, FedEx has certain marketing rights, including the right to name the new arena where the Grizzlies will play. Pursuant to a separate agreement with HOOPS, the City of Memphis and Shelby County, FedEx has agreed to pay $2.5 million a year for the balance of the twenty-five year term of the agreement if HOOPS terminates its lease for the new arena after 17 years. FedEx also purchased $2 million of municipal bonds issued by the Memphis and Shelby County Sports Authority, the proceeds of which are to be used to finance a portion of the construction costs of the new arena.

Senator Mitchell, a director, provided consulting services to FedEx during fiscal 2002 pursuant to a retainer arrangement for a fee of $100,000. FedEx expects to utilize the services of Senator Mitchell during fiscal 2003. Senator Mitchell’s law firm, Verner, Liipfert, Bernhard, McPherson and Hand, provided legal services to FedEx during fiscal 2002.

STOCK PERFORMANCE GRAPH

Securities and Exchange Commission rules require this proxy statement to contain a graph comparing, over a five-year period, the performance of FedEx’s common stock against the Standard & Poor’s 500 Composite Index and against either a published industry or line-of-business index or a peer group index. The industry index used in prior proxy statements, the Standard & Poor’s 500 Transportation Index, is no longer published. Beginning with this proxy statement, FedEx intends to use the Dow Jones Transportation Average as the required published industry index. A peer group index comprised of the companies in the Standard & Poor’s 500 Transportation Index at the end of 2001 is included in the stock performance graph below for reference, but will not be used in future proxy statements. The peer group index is comprised of the following companies: AMR Corporation, Burlington Northern Santa Fe Corporation, CSX Corporation, Delta Air Lines, Inc., FedEx Corporation, Norfolk Southern Corporation, Ryder System, Inc., Southwest Airlines Co., Union Pacific Corporation and US Airways Group, Inc.

The following graph compares the cumulative total return on FedEx’s common stock during the last five fiscal years with the Standard & Poor’s 500 Composite Index, the Dow Jones Transportation Average and the peer group index for the same period. The graph shows the value, at the end of each of the last five fiscal years, of $100 invested in FedEx’s common stock and in each of the foregoing indices on May 31, 1997, and assumes the reinvestment of all dividends. No dividends were paid on FedEx’s common stock during this five-year period. The graph depicts the change in the value of FedEx’s common stock relative to the indices as of the end of each fiscal year and not for any interim period. Historical stock performance is not necessarily indicative of future stock price performance.

Comparison of Five-Year Cumulative Total Return
(FedEx, S&P 500 Composite Index, Dow Jones Transportation Average and Peer Group Index)

	Fiscal Year Ended May 31,
	1997	1998	1999	2000	2001	2002

FedEx Corporation	$100	$122	$209	$136	$153	$206

S&P 500 Composite Index	100	131	158	175	156	135

Dow Jones Transportation Average	100	129	133	107	118	111

Peer Group Index	100	113	125	91	118	113

PROPOSAL 2 — 2002 STOCK INCENTIVE PLAN

Purpose of the Plan

The purpose of the 2002 Stock Incentive Plan (the “Plan”) is to promote the long-term success of FedEx and to increase stockholder value by:

•	attracting and retaining key employees and directors of outstanding ability;

•	encouraging key employees and directors to focus on long-range objectives; and

•	further aligning the interests of key employees and directors with the interests of the stockholders.

In furtherance of these objectives, the Board of Directors, upon the recommendation of the Compensation Committee, has adopted the Plan, subject to approval by the stockholders at this meeting. The Plan will become effective when approved by the stockholders. A summary of the Plan is set forth below. This summary is, however, qualified by and subject to the more complete information set forth in the Plan, a copy of which is attached as Appendix A.

Administration of the Plan

The Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”), which must be comprised of at least two members each of whom is both an “outside director” within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” as defined in Rule 16b-3 of the rules and regulations under the Securities Exchange Act of 1934, as amended. The Committee will:

•	select persons to receive options from among the eligible employees;

•	determine the types of options and the number of shares underlying such options to be awarded to employees;

•	determine the number of shares underlying options to be granted to non-employee directors;

•	set the terms, conditions and provisions of the options consistent with the terms of the Plan; and

•	establish rules for the administration of the Plan.

The Committee has the power to interpret the Plan and to make all other determinations necessary or advisable for its administration.

Number of Shares That May Be Awarded

Under the Plan, FedEx may grant, from time to time, options to purchase for cash an aggregate of not more than 4,400,000 shares of FedEx common stock (subject to adjustment in the event of a stock split, stock dividend, recapitalization or other corporate reorganization). This amount represents 1.5% of the shares of common stock outstanding as of August 5, 2002. The Plan also provides that no person may be granted options for more than 800,000 shares during any fiscal year.

The Plan provides for the use of authorized but unissued shares or treasury shares. To the extent that treasury shares are not available for issuance upon option exercise, authorized but unissued shares of common stock will be issued upon exercise of options granted under the Plan.

If the shares of stock that are subject to an option are not issued or cease to be issuable because the option is terminated, forfeited or cancelled, those shares will then become available for additional option grants.

Eligibility to Receive Awards

Unless otherwise determined by the Committee, options may be granted to key employees, including approximately 250 officers, of FedEx and its subsidiaries, as may be designated by the Committee. The Committee shall select persons to receive options among the eligible employees and determine the number of shares underlying the options to be granted. In addition, non-employee directors (11 persons) may receive an annual option grant under the Plan for such number of shares as shall be determined by the Committee.

Exercise Price of Options

Under the terms of the Plan, the Committee may grant options to purchase common stock of FedEx for cash at a price that may not be less than the fair market value of the shares, as determined by the mean between the high and low prices of the common stock on the New York Stock Exchange on the date the option is granted. The closing price of FedEx’s common stock on August 5, 2002 was $44.90.

Repricing and Discounting Prohibited

The Plan prohibits the repricing of outstanding options (including, without limitation, by canceling an outstanding option and replacing such option with a new option with a lower exercise price) and the granting of discounted options.

Option Grants to Non-Employee Directors

The Plan provides that each non-employee director who remains in office immediately following, or is elected at, an annual meeting, beginning with the 2003 annual meeting, will be granted, immediately after the conclusion of each such meeting, an option to purchase such number of shares of FedEx common stock as shall be determined by the Committee. Each non-employee director who is first elected or appointed a director after the 2002 annual meeting, other than at an annual meeting, will be granted upon such election or appointment an option to purchase such number of shares of FedEx common stock as shall be determined by the Committee. Options granted to non-employee directors cannot be exercised earlier than one year from the grant date.

Exercising of Options and Other Terms and Conditions

Unless otherwise determined by the Committee, options may not be exercised later than ten years after the grant date. Subject to the limitations imposed by the provisions of the Code, certain of the options granted under the Plan may be designated “incentive stock options.”

Unless otherwise determined by the Committee:

•	No option may be exercised after termination of an optionee’s employment or directorship for any reason other than death, disability or retirement.

•
If an optionee retires at or after the age of 55, such optionee’s option will continue to vest in accordance with its terms and may be exercised until the expiration of the stated period of the option.

•
If an optionee’s employment or directorship terminates by reason of permanent disability, such optionee’s option immediately vests and may be exercised for a period of twenty-four months after such termination date (except no option may be exercised less than six months from the grant date) or until the expiration of the option, whichever period is shorter.

•
If an optionee dies after retirement at or after the age of 55 or within the twenty-four month period following termination by reason of disability, the optionee’s option may be exercised by the optionee’s legal representative, to the extent to which it was exercisable at the time of death, for a period of twelve months from the date of death or until the expiration of the option, whichever period is shorter.

•
If an optionee dies while an employee or director, such optionee’s options immediately vest and may be exercised by the optionee’s legal representative for a period of twelve months from the date of death or until the expiration of the option, whichever period is shorter.

Because the options are to be granted as incentives, FedEx will not receive any cash consideration for granting options. Payment in full of the option price in cash must be made upon exercise of any option. The options are not transferable by the optionee except by will or by the laws of descent and distribution, unless otherwise determined by the Committee.

Unless otherwise determined by the Committee, no options may be granted under the Plan after May 31, 2012, but options granted prior to such date may extend beyond that date. The Board of Directors may discontinue the Plan at any time, but no termination may impair options granted prior thereto; provided, however, the Committee may revoke and cancel any outstanding options which, in the aggregate, would create a significant adverse effect on FedEx’s financial statements if the Financial Accounting Standards Board subjects such options to new accounting rules.

Change of Control

Upon the occurrence of a “change in control” (as defined in the Plan), each holder of an unexpired option under the Plan will have the right to exercise the option in whole or in part without regard to the date that such option would be first exercisable. Such right will continue, with respect to any such holder whose employment or directorship terminates following a change in control, for a period ending on the earlier of such option’s expiration date or twelve months after such termination.

Amendment of the Plan

The Committee may alter or amend the Plan at any time. No amendment by the Committee, however, may (i) increase the total number of shares reserved under the Plan, (ii) reduce the option price to an amount less than the fair market value on the grant date or (iii) increase the maximum number of shares underlying options that may be granted to an optionee under the Plan, unless the stockholders approve such amendment. No amendment or alteration may impair optionees’ rights with respect to options previously granted, except the Committee may revoke and cancel any outstanding options which, in the aggregate, would create a significant adverse effect on FedEx’s financial statements if the Financial Accounting Standards Board subjects such options to new accounting rules.

New Plan Benefits

Stock option grants to eligible employees, and the number of shares underlying options granted to non-employee directors, are subject to the discretion of the Committee and, therefore, are not determinable at this time.

Federal Tax Consequences

Under current federal tax law, neither incentive stock option grants nor non-qualified stock option grants cause any tax consequences to the optionee or FedEx. Upon the exercise of a non-qualified stock option, the excess of the market value of the shares acquired over their cost is compensation income to the optionee and is generally deductible by FedEx. The optionee’s tax basis for the shares is the market value thereof at the time of exercise. Any gain or loss realized upon a subsequent disposition of the stock will generally constitute capital gain.

Upon the exercise of an incentive stock option, the optionee will not realize taxable income, but the excess of the fair market value of the stock over the exercise price may give rise to alternative minimum tax. When the stock acquired upon exercise of an incentive stock option is subsequently sold, the optionee will recognize income equal to the difference between the sales price and the exercise price of the option. If the sale occurs after the expiration of two years from the grant date and one year from the exercise date, the income will constitute long-term capital gain. If the sale occurs prior to that time, the optionee will recognize ordinary income to the extent of the lesser of the gain realized upon the sale or the difference between the fair market value of the acquired stock at the time of exercise and the exercise price; any additional gain will constitute capital gain. FedEx will be entitled to a deduction in an amount equal to the ordinary income recognized by the optionee. If the optionee exercises an incentive stock option more than three months after his or her termination of employment due to retirement or more than twelve months after his or her termination of employment due to permanent disability, he or she is deemed to have exercised a non-qualified stock option.

FedEx believes that compensation realized by optionees on the exercise of non-qualified stock options or the disposition of shares acquired upon exercise of any incentive stock options will be considered performance-based compensation under the Code and not subject to the $1,000,000 deductibility limit of Section 162(m) of the Code.

Vote Required for Approval

The affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote is required to approve the Plan.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

EQUITY COMPENSATION PLANS

Equity Compensation Plans Approved by Stockholders

Stockholders approved FedEx’s 1983, 1984, 1987, 1989, 1993, 1995 and 1997 Stock Incentive Plans, as amended, and the 1999 Stock Incentive Plan. Although options are still outstanding under the 1983, 1984, 1987 and 1989 plans, as amended, no shares are available under these plans for future grants. Stockholders also approved FedEx’s 1995 Restricted Stock Plan.

Equity Compensation Plans Not Approved by Stockholders

FedEx’s 1997 and 2001 Restricted Stock Plans, as amended, were approved by the Board of Directors, but were not approved by the stockholders. Under the terms of these plans, key employees may receive restricted shares of common stock as determined by the Compensation Committee. Only treasury shares may be issued under these plans. Restrictions on the shares typically expire over four years from the award date. Holders of restricted shares are entitled to vote the shares and to receive any dividends declared on the shares.

Summary Table

The following table sets forth certain information as of May 31, 2002 with respect to compensation plans under which shares of FedEx common stock may be issued. The table does not include any shares of common stock that may be issued under the 2002 Stock Incentive Plan if approved by the stockholders at the annual meeting.

Equity Compensation Plan Information

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column)
Equity compensation plans approved by stockholders	16,426,807	(1)	$35.04	3,499,033	(2)
Equity compensation plans not approved by stockholders	N/A		N/A	843,438	(3)

Total	16,426,807		$35.04	4,342,471

(1)
Represents shares of common stock issuable upon exercise of outstanding options granted under FedEx’s Stock Incentive Plans. This number does not include 879,207 shares of common stock issuable upon exercise of outstanding options granted under plans assumed by FedEx in acquisitions. The weighted average exercise price of outstanding options granted under plans assumed in acquisitions as of May 31, 2002 was $20.85. FedEx cannot grant any additional options under these assumed plans.

(2)
Includes 3,496,433 option shares available for future grants under FedEx’s Stock Incentive Plans and 2,600 shares available for future grants under FedEx’s 1995 Restricted Stock Plan. Only treasury shares may be issued under the 1995 Restricted Stock Plan.

(3)	Represents the number of shares available for future grants under FedEx’s 1997 and 2001 Restricted Stock Plans, as amended. Only treasury shares may be issued under these plans.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee operates pursuant to a written charter, which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Audit Committee. During the fiscal year ended May 31, 2002 and as of the date of the adoption of this report, the Audit Committee was comprised of four directors who met the independence and experience requirements of the New York Stock Exchange.

The Audit Committee oversees FedEx’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the fiscal year ended May 31, 2002, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the Chief Executive Officer and Chief Financial Officer of FedEx their respective certifications with respect to FedEx’s Annual Report on Form 10-K for the year ended May 31, 2002.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the acceptability and quality of FedEx’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed those disclosures and other matters relating to independence with the auditors.

The Audit Committee discussed with FedEx’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent auditors, with and without management present, to discuss the results of their examinations of FedEx’s internal controls, and the overall quality of FedEx’s financial reporting.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. In reliance on the reviews and discussions with management and with the independent auditors referred to above, and the receipt of an unqualified opinion from Ernst & Young LLP dated June 24, 2002 regarding the audited financial statements of FedEx for the year ended May 31, 2002, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended May 31, 2002 for filing with the Securities and Exchange Commission.

Audit Committee Members
Philip Greer – Chairman
George J. Mitchell
Joshua I. Smith
Peter S. Willmott

The foregoing Report on Executive Compensation of the Compensation Committee of the Board of Directors, Stock Performance Graph and Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent FedEx specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the Securities and Exchange Commission under such Acts.

AUDITOR FEES

Ernst & Young LLP billed FedEx the following fees for services provided during fiscal year 2002:

Audit Fees	$3,600,000
Financial Information Systems Design and Implementation Fees	0
All Other Fees	1,600,000

Total Fees	$5,200,000

•	Audit Fees ($3,600,000). This category includes the fees for the audit of FedEx’s fiscal year 2002 annual financial statements.

•	Financial Information Systems Design and Implementation Fees ($0). FedEx did not use Ernst & Young for any financial information systems design and implementation services during fiscal 2002.

•
All Other Fees ($1,600,000). This category consists of fees for audit-related services ($300,000) and other non-audit services ($1,300,000). Audit-related services are closely related to the financial audit process. Audit-related services provided by Ernst & Young during fiscal 2002 include statutory foreign and stand-alone subsidiary audits, work on registration statements filed with the Securities and Exchange Commission and agreed-upon procedures pertaining to the Air Transportation Safety and System Stabilization Act. The fees for other non-audit services include $540,000 for tax advisory and compliance services and $543,000 for health care benefit claims reviews.

FedEx’s Audit Committee has determined that the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

The Audit Committee has a written policy governing the engagement of FedEx’s independent auditors for non-audit services, which is discussed on page 36. The Audit Committee will modify this policy in September 2002 to comply with the recently passed Sarbanes-Oxley Act of 2002 to require Audit Committee pre-approval of all non-audit services allowed under this Act.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Appointment of Auditors

Ernst & Young LLP audited FedEx’s annual financial statements for the fiscal year ended May 31, 2002. Upon the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young to be FedEx’s independent auditors for the fiscal year ending May 31, 2003. The stockholders are asked to ratify this appointment at the annual meeting. Representatives of Ernst & Young will be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Change of Auditors During Fiscal Year

On March 11, 2002, FedEx determined, for itself and on behalf of its subsidiary Federal Express Corporation (“FedEx Express”), to dismiss its independent auditors, Arthur Andersen LLP, and to engage the services of Ernst & Young as its new independent auditors. The change in auditors became effective on April 12, 2002 following the completion by Arthur Andersen of its review report on the financial statements of FedEx and FedEx Express for the fiscal quarter ended February 28, 2002. This determination followed FedEx’s decision to seek proposals from independent accountants to audit the financial statements of FedEx and FedEx Express, and was approved by FedEx’s Board of Directors upon the recommendation of its Audit Committee.

During the two fiscal years of FedEx and FedEx Express ended May 31, 2001, and the subsequent interim period through April 12, 2002, there were no disagreements between FedEx or FedEx Express and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two fiscal years of FedEx or FedEx Express ended May 31, 2001 or within the interim period through April 12, 2002.

The audit reports of Arthur Andersen on the consolidated financial statements of FedEx and FedEx Express as of and for the fiscal years ended May 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In its letter dated April 12, 2002 to the Office of the Chief Accountant of the Securities and Exchange Commission, Arthur Andersen stated that it agreed with the statements in the four preceding paragraphs. This letter was filed as Exhibit 16.1 to FedEx’s Amendment No. 1 to Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on April 12, 2002.

During the two fiscal years of FedEx and FedEx Express ended May 31, 2001, and the subsequent interim period through April 12, 2002, neither FedEx nor FedEx Express consulted with Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Vote Required For Ratification

The Audit Committee was responsible for recommending to the Board of Directors, and the Board of Directors was responsible for selecting, FedEx’s independent auditors for fiscal year 2003. Accordingly, stockholder approval is not required to appoint Ernst & Young as FedEx’s independent auditors for fiscal year 2003. The Board of Directors believes, however, that submitting the appointment of Ernst & Young to the stockholders for ratification is a matter of good corporate governance. As a result of recent legislation, the Audit Committee now will be solely responsible for selecting FedEx’s independent auditors. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent auditors.

The ratification of the appointment of Ernst & Young as FedEx’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL 4 — STOCKHOLDER PROPOSAL

FedEx is not responsible for the content of this stockholder proposal or supporting statement.

FedEx has been notified that the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, NW, Washington D.C. 20001, the beneficial owner of 1,300 shares of FedEx common stock, intends to present the following proposal for consideration at the annual meeting:

“Resolved, that the shareholders of FedEx Corporation (“Company”) request that the Board of Directors adopt a policy stating that the public accounting firm retained by our Company to provide audit services, or any affiliated company, should not also be retained to provide non-audit services to our Company.”

Proponent’s Statement of Support

“The role of independent auditors in ensuring the integrity of the financial statements of public corporations is fundamentally important to the efficient and effective operation of the financial markets. The U.S. Securities and Exchange Commission recently stated:

Independent auditors have an important public trust. Investors must be able to rely on issuers’ financial statements. It is the auditor’s opinion that furnishes investors with critical assurance that the financial statements have been subjected to a rigorous examination by an objective, impartial, and skilled professional, and that investors, therefore, can rely on them. If investors do not believe that an auditor is independent of a company, they will derive little confidence from the auditor’s opinion and will be far less likely to invest in that public company’s securities. (Final Rule, “Revision of the Commission’s Auditor Independence Requirements,” (Exchange Act Release No. 43602, November 21, 2000)) (“Auditor Independence Release”).

It is important to the integrity of the auditing process and the confidence of investors that those firms performing audits for public corporations avoid business relationships that might compromise their independence or raise the perception of compromised judgment. At the heart of the challenge to auditor independence is the growing level of business and financial relationships developing between audit firms and their clients. The Auditor Independence Release identifies these growing business relationships that threaten auditor independence:

Accounting firms have woven an increasingly complex web of business and financial relationships with their audit clients. The nature of the non-audit services that accounting firms provide to their audit clients has changed, and the revenues from these services have dramatically increased.

The growth of non-audit revenues represents a trend that has been accelerating in the last several years, with non-audit fees for consulting or advisory services exceeding audit fees at many companies. Our Company is in the category of companies that pays its audit firm more for non-audit advisory services than it does for audit services. The Company’s most recent proxy statement indicated that Arthur Andersen LLP billed $4,206,000 for audit services, while it billed $12,288,000 for non-audit services rendered for the fiscal year ended May 31, 2001.

We believe that this financial “web of business and financial relationships” may at a minimum create the perception of a conflict of interest that could result in a lack of owner and investor confidence in the integrity of the Company’s financial statements. As long-term shareowners, we believe that the best means of addressing this issue is to prohibit any audit firm retained by our

Company to perform audit services from receiving payment for any non-audit services performed by the firm. We urge your support for this resolution designed to protect the integrity of the Company’s auditing and financial reporting processes.”

Board of Directors’ Statement in Opposition

The Board of Directors appreciates the importance of auditor independence and believes that we already have appropriate limits on the use of FedEx’s independent auditors for non-audit services. We believe this proposal is unnecessary and unduly restricts our ability to use the services of the independent auditors in circumstances when it may be in FedEx’s best interests to do so.

Since June 2001, the Audit Committee has had a written policy governing the engagement of FedEx’s independent auditors for non-audit services. The purpose of this policy is to help ensure that the outside auditors maintain the highest level of independence from FedEx, in both appearance and fact. The policy requires that any non-audit service for which FedEx’s independent auditors will be considered for retention shall be competitively bid with other equally qualified vendors, if any. The policy prohibits FedEx from engaging its independent auditors for any non-audit service without the prior approval of the Audit Committee, unless the non-audit service will result in fees not expected to exceed $500,000 and all fees for non-audit services incurred during the current fiscal year do not exceed $2.5 million. In addition, the Audit Committee receives periodic reports detailing all fees, regardless of amount, paid to FedEx’s independent auditors. The policy also provides that, under no circumstances, can FedEx engage its independent auditors to perform a non-audit service that would be inconsistent with any law, rule, regulation or professional standard or with the independent auditors’ role as an objective, impartial service provider.

The policy does not absolutely prohibit the provision of non-audit services for several reasons. First, there are several services that are considered non-audit services, but that are “audit-related.” Audit-related services include auditing FedEx’s employee benefit plans, reviewing registration statements, issuing consents and assisting FedEx in responding to comments by the Securities and Exchange Commission on its filings. Audit-related services are complementary to the audit of FedEx’s financial statements. The performance of these audit-related services by someone other than FedEx’s independent auditors would be extremely inefficient and costly, if not impracticable. Second, we believe there are certain non-audit services, such as tax compliance, planning and reporting and acquisition due diligence, that the outside auditors should be allowed to perform so long as their independence is not compromised. The independent auditors often can provide such services more efficiently and in a more cost-effective manner given their expertise and their familiarity with FedEx’s management, financial systems and financial statements.

Finally, the discretion to engage the independent auditors for non-audit services allows management, the Audit Committee and the Board of Directors to more effectively discharge their responsibilities to FedEx and its stockholders. We do not believe that the retention of this discretion compromises the independence of FedEx’s outside auditors, in either appearance or fact, or undermines the integrity of FedEx’s auditing and financial reporting processes.

Other rules and processes help ensure the independence of FedEx’s outside auditors. Securities and Exchange Commission regulations restrict or prohibit the provision by independent auditors of certain non-audit services on behalf of an audit client. Additionally, in accordance with the guidelines of the American Institute of Certified Public Accountants and Ernst & Young LLP’s internal controls, Ernst & Young, FedEx’s current independent auditor, has procedures established to ensure that audits are conducted objectively and impartially, including the mandatory rotation of the engagement partner and an independent concurring partner review. The Audit Committee also reviews annually a formal written statement from FedEx’s independent auditors describing all relationships with FedEx that might affect their independence. The Audit Committee discusses these relationships with the independent auditors and takes appropriate action to satisfy itself and the full Board of their independence.

Given the safeguards already established, we believe that it is unnecessary and inadvisable to arbitrarily limit the discretion of management, the Audit Committee and the Board of Directors to engage FedEx’s independent auditors for non-audit services. We believe that FedEx should be able to engage its independent auditors for those non-audit services for which they are the best suited, and that such ability will not undermine the credibility of FedEx’s financial statements. Accordingly, we recommend that you vote against the proposal.

If the stockholder proposal is properly presented at the meeting, approval of the proposal requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

OTHER MATTERS

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Proxy Solicitation

FedEx will bear the entire cost of this proxy solicitation. In addition to soliciting proxies by this mailing, we expect that our directors, officers and regularly engaged employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. FedEx will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request. FedEx has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of up to $25,000, which includes reimbursement of expenses.

Stockholder Proposals for 2003 Annual Meeting

Stockholder proposals intended to be presented at FedEx’s 2003 annual meeting must be received by FedEx no later than April 21, 2003 to be eligible for inclusion in FedEx’s proxy statement and form of proxy for next year’s meeting. Proposals should be addressed to FedEx Corporation, Attention: Corporate Secretary, 942 South Shady Grove Road, Memphis, Tennessee 38120.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at the 2003 annual meeting, Securities and Exchange Commission rules will permit management to vote proxies in its discretion if FedEx does not receive notice of the proposal by July 7, 2003. Notices of intention to present proposals at the 2003 annual meeting should be addressed to FedEx Corporation, Attention: Corporate Secretary, 942 South Shady Grove Road, Memphis, Tennessee 38120.

By order of the Board of Directors,

KENNETH R. MASTERSON
Secretary

APPENDIX A

FEDEX CORPORATION
2002 STOCK INCENTIVE PLAN

1.     Purpose of Plan

The purpose of the FedEx Corporation 2002 Stock Incentive Plan (the “Plan”) is to aid FedEx Corporation (the “Corporation”) and its subsidiaries in securing and retaining key employees and directors of outstanding ability and to provide additional motivation to such employees and directors to exert their best efforts on behalf of the Corporation and its subsidiaries. The Corporation expects that it will benefit from the added interest which such employees and directors will have in the welfare of the Corporation as a result of their ownership or increased ownership of the Corporation’s Common Stock.

2.     Stock Subject to the Plan

The total number of shares of Common Stock of the Corporation that may be optioned under the Plan is 4,400,000 shares, which may consist, in whole or in part, of unissued shares or treasury shares. Any shares optioned hereunder that are canceled or cease to be subject to the option may again be optioned under the Plan.

3.     Administration

The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”), which shall be comprised of at least two members each of whom is both an “outside director” within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” as defined in Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. Members of the Committee shall be eligible for participation in any grant of options to directors hereunder.

The Committee shall have the sole authority to grant options under the Plan and, consistent with the Plan, to determine the provisions of the options to be granted, to interpret the Plan and the options granted under the Plan, to adopt, amend and rescind rules and regulations for the administration of the Plan and generally to administer the Plan and to make all determinations in connection therewith which may be necessary or advisable, and all such actions of the Committee shall be binding upon all participants. Committee decisions and selections shall be made by a majority of its members present at the meeting at which a quorum is present, and shall be final. Any decision or selection reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly held.

4.     Eligibility

Unless otherwise determined by the Committee, (a) key employees, including officers, of the Corporation and its subsidiaries who are from time to time responsible for the management, growth and protection of the business of the Corporation and its subsidiaries and (b) non-employee directors are eligible to be granted options under the Plan. The employees who shall receive options under the Plan shall be selected from time to time by the Committee in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of shares to be covered by the option or options granted to each such employee selected, subject to the maximum number of stock options which may be granted to an optionee under the Plan. Non-employee directors shall receive options under the Plan as provided in paragraph 7.

5.     Limit on Awards

Unless otherwise determined by the Committee, no option may be granted under the Plan after May 31, 2012, but options theretofore granted may extend beyond that date.

No optionee shall receive options for more than 800,000 shares of the Corporation’s Common Stock during any fiscal year under the Plan.

6.     Terms and Conditions of Stock Options

All options granted under this Plan shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith as the Committee shall determine.

(a)    Option Price.    The option price per share shall be determined by the Committee, but shall not be less than 100% of the fair market value at the time the option is granted. The fair market value shall, for all purposes of the Plan, be the mean between the high and low prices at which shares of such stock are traded on the New York Stock Exchange on the day on which the option is granted. In the event that the method for determining the fair market value of the shares provided for in this paragraph (a) shall not be practicable, then the fair market value per share shall be determined by such other reasonable method as the Committee shall, in its discretion, select and apply at the time of grant of the option concerned.

(b)    Time of Exercise of Option.    Unless otherwise determined by the Committee, each option shall be exercisable during and over such period ending not later than ten years from the date it was granted, as may be determined by the Committee and stated in the option.

Unless otherwise determined by the Committee, no option shall be exercisable during the year ending on the first anniversary date of the granting of the option, except as provided in paragraphs 6(d) and 13 of the Plan.

(c)    Payment.    Each option may be exercised by giving written notice to the Corporation specifying the number of shares to be purchased and accompanied by payment in full (including applicable taxes, if any) in cash therefor. No option shall be exercised for less than the lesser of 50 shares or the full number of shares for which the option is then exercisable. No optionee shall have any rights to dividends or other rights of a stockholder with respect to shares subject to his or her option until he or she has given written notice of exercise of his or her option, paid in full for such shares and, if requested, given the representation described in paragraph 10 of the Plan.

(d)    Rights After Termination of Employment.    Unless otherwise determined by the Committee, if an optionee’s employment by the Corporation or a subsidiary or directorship terminates by reason of such person’s retirement at or after the age of 55, the optionee’s option will continue to vest in accordance with its terms and may be exercised until the expiration of the stated period of the option; provided, however, that if the optionee dies after such termination of employment or directorship, any unexercised option, to the extent to which it was exercisable at the time of the optionee’s death, may thereafter be exercised by the legal representative of the estate or by the legatee of the option under the last will for a period of twelve months from the date of the optionee’s death or the expiration of the stated period of the option, whichever period is the shorter.

Unless otherwise determined by the Committee, if an optionee’s employment by the Corporation or a subsidiary or directorship terminates by reason of permanent disability, the optionee’s option may thereafter be exercised in full (except that no option may be exercised less than six months from the date of grant) but may not be exercised after the expiration of the period of twenty-four months from the date of such termination of employment or directorship or of the stated period of the option, whichever period is the shorter; provided, however, that if the optionee dies within a period of twenty-four months after such termination of employment or directorship, any unexercised option may thereafter be exercised by the legal representative of the estate or by the legatee of the option under the last will for a period of twelve months from the date of the optionee’s death or the expiration of the stated period of the option, whichever period is the shorter.

Unless otherwise determined by the Committee, if an optionee’s employment by the Corporation or a subsidiary or directorship terminates by reason of the optionee’s death, the optionee’s option may thereafter be exercised in full by the legal representative of the estate or by the legatee of the option under the last will for a period of twelve months from the date of the optionee’s death or the expiration of the stated period of the option, whichever period is the shorter.

Unless otherwise determined by the Committee, if an optionee’s employment or if a director’s directorship terminates for any reason other than death, retirement at or after the age of 55 or permanent disability, the optionee’s option shall thereupon terminate.

7.     Grant of Options to Directors

The grant of options hereunder to directors who are not also employees of the Corporation or one of its subsidiaries shall be subject to the following terms and conditions:

(a)    Immediately following each Annual Meeting of the Stockholders of the Corporation beginning with the 2003 Annual Meeting, each director of the Corporation who is then incumbent and is not also an employee of the Corporation or one of its subsidiaries shall be granted a non-incentive stock option to purchase such number of shares of the Common Stock of the Corporation as shall be determined by the Committee.

(b)    If a person who is not also an employee of the Corporation or one of its subsidiaries is first elected or appointed a director after the 2002 Annual Meeting, other than at an Annual Meeting, such person shall thereupon be granted a non-incentive stock option to purchase such number of shares of the Common Stock of the Corporation as shall be determined by the Committee.

(c)    Each option granted to directors under this paragraph 7 shall be exercisable at an exercise price equal to 100% of the fair market value of the price of the Common Stock on the date of the grant, as determined in accordance with the second sentence of paragraph 6(a) hereof.

(d)    Each option granted to directors under this paragraph 7 shall be exercisable on and after the first anniversary of the date of grant.

(e)    Unless otherwise provided in the Plan, all provisions with respect to the terms of non-incentive stock options granted to employees hereunder shall be applicable to stock options granted to non-employee directors.

(f)    The grants described in this paragraph 7 shall constitute the only grants under the Plan permitted to be made to directors who are not also employees of the Corporation or one of its subsidiaries.

8.     Transferability Restriction

Unless otherwise determined by the Committee, the option by its terms shall be personal and shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution. During the lifetime of an optionee, the option shall be exercisable only by the optionee, or by a duly appointed legal representative, unless otherwise determined by the Committee.

9.     Designation of Certain Options as Incentive Stock Options

Options or portions of options granted to employees hereunder may, in the discretion of the Committee, be designated as “incentive stock options” within the meaning of Section 422 of the Code. In addition to the terms and conditions contained in paragraph 6 hereof, options designated as incentive stock options shall also be subject to the condition that the aggregate fair market value (determined at the time the options are granted) of the Corporation’s Common Stock with respect to which incentive stock options are exercisable for the first time by any individual employee during any calendar year (under this Plan and all other similar plans of the Corporation and its subsidiaries) shall not exceed $100,000.

10.   Investment Representation

Upon any distribution of shares of Common Stock of the Corporation pursuant to any provision of this Plan, the distributee may be required to represent in writing that he or she is acquiring such shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The certificates for such shares may include any legend which the Corporation deems appropriate to reflect any restrictions on transfers.

11.   Transfer, Leave of Absence, Etc.

For the purpose of the Plan: (a) a transfer of an employee from the Corporation to a subsidiary, or vice versa, or from one subsidiary to another, and (b) a leave of absence, duly authorized in writing by the Corporation, shall not be deemed a termination of employment.

12.   Rights of Employees and Others

(a)    No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan.

(b)    Nothing contained in the Plan shall be deemed to give any employee or director the right to be retained in the service of the Corporation or its subsidiaries.

13.   Changes in Capital or Control

If the outstanding Common Stock of the Corporation subject to the Plan shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization, the number and kind of shares subject to this Plan and the option prices shall be approximately and equitably adjusted so as to maintain the option price thereof. Notwithstanding any other provision of the Plan, upon the occurrence of a Change in Control, as hereinafter defined, each holder of an unexpired option under the Plan shall have the right to exercise such option in whole or in part without regard to the date that such option would be first exercisable, and such right shall continue, with respect to any such holder whose employment with the Corporation or subsidiary or whose directorship on the Board of Directors terminates following a Change in Control, for a period ending on the earlier of the date of expiration of such option or the date which is twelve months after such termination of employment or directorship.

For purposes of the Plan, a “Change in Control” of the Corporation shall be deemed to have occurred if:

(a)    any person, as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, becomes a beneficial owner (within the meaning of Rule 13d-3 under such Act) of 20% or more of the Corporation’s outstanding Common Stock;

(b)    there occurs within any period of two consecutive years any change in the directors of the Corporation such that the members of the Corporation’s Board of Directors prior to such change do not constitute a majority of the directors after giving effect to all changes during such two-year period unless the election, or the nomination for election by the Corporation’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(c)    the Corporation is merged, consolidated or reorganized into or with, or sells all or substantially all of its assets to, another corporation or other entity, and immediately after such transaction less than 80% of the voting power of the then-outstanding securities of such corporation or other entity immediately after such transaction is held in the aggregate by holders of the Corporation’s Common Stock immediately before such transaction.

In addition, if the Corporation enters into an agreement or series of agreements or the Board of Directors of the Corporation adopts a resolution which results in the occurrence of any of the foregoing events, and the employment or directorship of a holder of an option under the Plan is terminated after the entering into of such agreement or series of agreements or the adoption of such resolution, then, upon the occurrence of any of the events described above, a Change in Control shall be deemed to have retroactively occurred on the date of entering into of the earliest of such agreements or the adoption of such resolution.

14.   Use of Proceeds

Proceeds from the sale of shares pursuant to options granted under this Plan shall constitute general funds of the Corporation.

15.   Amendments

The Board of Directors may discontinue the Plan and the Committee may amend the Plan from time to time, but no amendment, alteration or discontinuation shall be made which, without the approval of the stockholders, would:

(a)    Except as provided in paragraph 13 of the Plan, increase the total number of shares reserved for the purposes of the Plan;

(b)    Decrease the option price of an option to less than 100% of the fair market value on the date of the granting of the option; or

(c)    Increase the maximum number of options which may be granted to an optionee under the Plan.

Neither shall any amendment, alteration or discontinuation impair the rights of any holder of an option theretofore granted without the optionee’s consent; provided, however, that if the Committee after consulting with management of the Corporation determines that application of an accounting standard in compliance with any statement issued by the Financial Accounting Standards Board concerning the treatment of employee stock options would have a significant adverse effect on the Corporation’s financial statements because of the fact that options granted before the issuance of such statement are subject to new accounting rules, then the Committee in its absolute discretion may cancel and revoke all outstanding options to which such adverse effect is attributed and the holders of such options shall have no further rights in respect thereof. Such cancellation and revocation shall be effective upon written notice by the Committee to the holders of such options.

16.   Repricing Restriction

Options granted under this Plan shall not be repriced by the Corporation (including, without limitation, by canceling an outstanding option and replacing such option with a new option with a lower exercise price) for any reason.

17.   Effective Date of Plan

This Plan shall be effective upon its approval by the Corporation’s Board of Directors and stockholders.

18.   Compliance with Section 16(b)

The Plan is intended to comply with all applicable conditions of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. All transactions involving the Corporation’s directors, executive officers and other persons subject to Section 16 of said Act are subject to such conditions, regardless of whether the conditions are expressly set forth in the Plan. Any provision of the Plan that is contrary to a condition of Rule 16b-3 shall not apply to directors, executive officers and other Section 16 persons of the Corporation.

PROXY **PROXY**

FEDEX CORPORATION

Proxy Solicited on Behalf of the Board of Directors of FedEx
for the Annual Meeting of Stockholders, September 30, 2002

The undersigned hereby constitutes and appoints Kenneth R. Masterson and Alan B. Graf, Jr., and each of them, his or her true and lawful agents and proxies, each with full power of substitution, to represent the undersigned and to vote all of the shares of FedEx Corporation common stock of the undersigned at the Annual Meeting of Stockholders of FedEx to be held in the Auditorium at the FedEx Express World Headquarters, 3670 Hacks Cross Road, Building G, Memphis, Tennessee 38125, on Monday, September 30, 2002, at 10:00 a.m. local time, and at any postponements or adjournments thereof, on Items 1 through 4 as specified on the reverse side hereof (with discretionary authority under Item 1 to vote for a substitute nominee if any nominee is unable to stand for election) and on such other matters as may properly come before said meeting. *This card also constitutes voting instructions for any shares held for the undersigned in any employee benefit plan of FedEx Corporation or its subsidiaries.*

Election of Class I Directors. Nominees:

01) James L. Barksdale
02) Paul S. Walsh
03) Peter S. Willmott

COMMENTS

____

____

____

____

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Mr. Masterson and Mr. Graf cannot vote your shares unless you sign and return this card or vote on the Internet or by telephone.

SEE REVERSE SIDE

▲ FOLD AND DETACH HERE ▲

2002 ANNUAL MEETING GUIDELINES

In the interest of an orderly and constructive meeting, the following guidelines will apply for FedEx's Annual Meeting of Stockholders.

1. The business of the meeting is set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated August 19, 2002, and will be published in the program for the meeting. If you are a stockholder of record and do not return your proxy card or vote on the Internet or by telephone prior to the meeting, you may sign, date and hand your proxy card to the Inspector of Election or any of the individuals at the registration table. If you wish to change your vote or vote by ballot, a ballot will be distributed to you during the meeting.

2. Please register your attendance at the meeting on the sign-up sheet at the registration table. Briefcases, purses and parcels may be examined or searched before you are admitted to the meeting. No signs, placards, banners or similar materials may be brought into the meeting.

3. If you wish to comment on any of the proposals that will be voted on at the meeting or ask an appropriate question about the business of FedEx after the meeting, please register your intention to do so on the sign-up sheet at the registration table.

4. The use of cameras or sound recording equipment of any kind is prohibited, except those used by FedEx to provide a record of the proceedings.

5. Time has been reserved after the meeting for stockholder questions that relate to the business of FedEx. After you have registered and at the appropriate time, please go to the microphone, state your name and confirm that you are a stockholder or employee before asking your question. Please direct all comments or questions to the Chairman. Comments or questions from the floor are limited to two minutes in order to provide an opportunity for as many stockholders as possible.

6. Personal grievances or claims are not appropriate subjects for the meeting.

7. The Chairman in his sole discretion shall have authority to conduct the meeting and rule on any questions or procedural matters that may arise.

Voting results announced by the Inspector of Election at the meeting are preliminary. Final results will be included in FedEx's first quarter report on Form 10-Q.

2743

X Please mark your votes as in this example.

This proxy when properly executed will be voted as specified by you. If no direction is made, this proxy will be voted FOR Items 1, 2 and 3 and AGAINST Item 4. The Board of Directors recommends that you vote FOR Items 1, 2 and 3 and AGAINST Item 4.

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

	FOR ALL	WITHHELD ALL
1. Election of Class I Directors.	☐	☐

FOR ALL EXCEPT vote withheld from the following nominee(s):

____

	FOR	AGAINST	ABSTAIN
2. Approval of 2002 Stock Incentive Plan.	☐	☐	☐
3. Ratification of Independent Auditors.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Item 4.

	FOR	AGAINST	ABSTAIN
4. Stockholder Proposal Relating to Use of Independent Auditors for Non-Audit Services.	☐	☐	☐

In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the meeting or any postponements or adjournments thereof.

Comments on reverse side. ☐

I request my name be disclosed with my vote and comments, if any. ☐

The signer hereby revokes all proxies previously given by the signer to vote at said meeting or at any postponements or adjournments thereof.

NOTE: Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, officer, executor, administrator, trustee or guardian, please give full title as such.

____

____

SIGNATURE(S) DATE

▲ FOLD AND DETACH HERE ▲

If you wish to vote on the Internet or by telephone, please read the instructions below.

Dear Stockholder:

Internet and telephone voting are convenient ways to vote your shares on matters to be covered at the 2002 Annual Meeting of Stockholders. Voting on the Internet or by telephone eliminates the need to return your proxy card.

To vote your shares on the Internet or by telephone, you must have available the control number printed in the above box, just below the perforation. When voting on the Internet or by telephone, you will be prompted to enter this control number in order to access the system.

1. Internet Voting: Log on to the Internet and go to the Web site **www.eproxyvote.com/fdx.**

2. Telephone Voting: On a touch-tone telephone, call **1-877-PRX-VOTE (1-877-779-8683)** 24 hours a day, 7 days a week.

If you choose to vote on the Internet or by telephone, you do not need to mail back your proxy card. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern time on September 29, 2002.

Your vote is important. Thank you for voting.